[COMPANY LOGO]      Contact:                                    Earnings Release
                    Bob Recchia or Michell Zarem
                    Tel 734.591.4900 or 734.432.2727
                    recchiab@valassis.com or zaremm@valassis.com
                    19975 Victor Parkway, Livonia, MI 48152


FOR IMMEDIATE RELEASE


                      Valassis Announces Financial Results
                   for the Third Quarter Ended Sept. 30, 2007
                    ADVO Acquisition Driving Positive Results

Livonia, Mich., Nov. 6, 2007: Valassis (NYSE: VCI) today announced financial results for the third quarter ended Sept. 30, 2007. The Company reported quarterly revenues of $607.2 million, up 144.0% from the third quarter of 2006, due primarily to the acquisition of ADVO, Inc. (ADVO) that closed on March 2, 2007. Third-quarter net earnings were $16.4 million, or $0.34 in earnings per share (EPS) up from $6.6 million, or $0.14 EPS, for the third quarter of 2006. For the third quarter, operating income was $49.0 million and adjusted EBITDA* was $71.5 million, up 41.3% from pro forma adjusted EBITDA* of $50.6 million for the third quarter of 2006. Adjusted free cash flow* was $30.8 million for the quarter.

"Our strong results for the quarter were driven by the success of our integration efforts of the ADVO business," said Alan F. Schultz, Valassis Chairman, President and CEO. "During 2007, we have made substantial progress to improve ADVO's cost structure and optimize this business. These efforts drove an outstanding $24.9 million improvement in ADVO's segment profit, as compared to the third quarter of 2006. Our Neighborhood Targeted segment also delivered a strong performance for the quarter and continues to outperform the industry.

"We expect to continue to take costs out of the shared mail business in the fourth quarter, with 100% of the wrap being printed internally for the first time during this period. We have also accelerated our sales integration plan and revised sales compensation incentives that we expect will set the stage for profitable revenue growth in the second half of 2008."

Some additional integration and financial highlights include:

o Cost Synergies: Our primary focus for 2007 has been identifying and delivering cost synergies. We are on plan to exceed our $20 million cost synergy target for this year.

o Business Optimization: Efforts to optimize our shared mail business are ahead of schedule. Our package optimization initiative, designed to reduce over-supply and deliver more profitable packages, is driving increased profits. This quarter reflects optimization results in Los Angeles and the partial effect of eliminating the second in-home date in Las Vegas. Reviews of package distribution profitability continue on a market-by-market basis.

o Sales & Marketing Integration: The complete integration of our sales structure has been announced and will be effective Dec. 4, 2007. A new sales compensation plan, designed to focus the sales organization on our most profitable revenue opportunities, will be effective January 2008. Cross selling is currently being done on a select basis and serves as "proof of concept" for our integrated customer value proposition.

o Debt Repayment: In November 2007 we made the third voluntary $25.0 million payment on the Senior Secured Credit Facilities Term Loan B. In the eight months since the closing of the ADVO acquisition, we have made $78.0 million in debt repayments.

o Reduction of Capital Expenditures: We are reducing expected capital expenditures for 2007 to $40 million or less from the previous guidance of $50 million or less.


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VCI 3Q07 Earnings
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Outlook
Management expects to meet or exceed 2007 adjusted EBITDA* guidance of $241.0 million, as outlined in our second quarter 2007 earnings release.

Looking forward, the Company expects to announce 2008 annual guidance in December, after the Valassis Board of Directors has reviewed and approved the Company's budget for the coming year. As previously reported, the Company expects cost synergies of $36 million in 2008 and $40 million in 2009.

Management believes sustainable, profitable revenue growth will occur in the second half of 2008 upon the completion of the following four initiatives: 1) a new, integrated sales structure designed to redeploy duplicate coverage, which is completed and will take effect Dec. 4, 2007; 2) a new sales compensation plan which is completed and will take effect January 2008; 3) the development and implementation of a company-wide targeting system to provide customers with optimized media plans, which is on plan to be completed in the second quarter of 2008; and 4) cross-training of the sales organization, which began in August 2007, and will continue in 2008. In addition, Valassis is enthusiastic about its upcoming launch of a consumer-facing brand and interactive site, both expected to be launched in the first quarter of 2008. As a recognized leader in providing value-oriented content to consumers, Valassis plans to deliver this value, repurposed from its current media, in an interactive environment. We believe our ability to drive consumer traffic with our rich source of relevant, local and national content and existing media differentiates Valassis' entry into this space.

Business Segment Discussion

o ADVO: ADVO revenues for the third quarter were $348.9 million. This performance was achieved despite the elimination of the Detached Address Label and a reduction in package distribution due to optimization efforts. Management expected these two factors to have reduced revenue by 4.1%. Revenue growth in the quarter was driven by a substantial improvement in the ShopWise(R) Wrap sell-through percentage, new client wins, increased activity by a major national retailer, reduced client credits, and higher revenue per piece. Segment profit for the quarter was $23.7 million compared to a loss of $1.2 million (operating loss of $5.7 million adjusted to exclude $4.5 million of merger and litigation costs) reported by ADVO in the third calendar quarter of 2006. Although the third quarter of 2006 included some one-time adjustments and other charges, the majority of the improvement was the result of wrap product line performance, improved utilization of our distribution network and successful fixed and variable costs reductions.

      "The extraordinary performance of the ADVO business is the result of dedication, sacrifice and collaboration by associates across our organization," said Robert A. Mason, ADVO President. "We have done a great job managing down costs over the past several months and now that our sales organization is playing offense and creating some real wins, we're seeing a significant impact to our bottom line."

o Neighborhood Targeted Products: Since Jan. 1, 2007, the Neighborhood Targeted segment has included the Run of Press (ROP) business, previously reported as a separate business segment. Segment revenues for the third quarter were $117.4 million, up 13.3% from the prior year quarter. Segment profits were up 57.1% to $19.8 million for the quarter. "The growth is due to increases in ROP and preprints primarily in the retail, telecommunications, casual dining, consumer packaged goods, and financial services client verticals," said Larry Berg, Senior Vice President of Retail and Services Sales.

o Market Delivered Free-standing Insert (FSI): Co-op FSI revenues for the third quarter were $102.6 million, down 3.1% from the third quarter of 2006. These results were due to an expected reduction in FSI pricing offset by increased page growth, driven by an increased industry date schedule. FSI cost of goods sold was down slightly for the quarter on a cost per thousand (CPM) basis. Segment profit for the quarter was $3.7 million.

o International & Services revenues are comprised of NCH Marketing Services, Inc., Valassis Canada, Promotion Watch and In-store. International & Services reported revenues of $28.0 million for the third quarter of 2007, up 4.5% from the third quarter of 2006, due to higher coupon clearing volumes in the United States and the United Kingdom and improved sales in Valassis Canada. Segment profits for the quarter were $2.9 million after a charge of $0.3 million related to the planned relocation of the United Kingdom production facility.


                                       2
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VCI 3Q07 Earnings
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o     Household Targeted  Products:  Household Targeted product revenues for the third quarter were $10.3 million, down 18.3% from the third quarter of 2006, due to continued softness in solo direct mail programs. This segment lost $1.1 million for the quarter after incurring $0.9 million in expenses associated with the Company's investment in its new interactive initiative which is expected to launch in the first quarter of 2008.


Segment Results Summary
                                                 Quarter Ended Sept. 30,
Revenue by Segment (in millions)             2007           2006       % Change
---------------------------------------   ----------    -----------   ----------
      ADVO(1)                             $     348.9   $     343.8        1.5%
      Neighborhood Targeted(2)            $     117.4   $     103.6       13.3%
      Free-standing Insert                $     102.6   $     105.9       (3.1%)
      International & Services            $      28.0   $      26.8        4.5%
      Household Targeted                  $      10.3   $      12.6      (18.3%)
Total Revenue                             $     607.2   $     592.7        2.4%

                                                   Quarter Ended Sept. 30,
Segment Profit (in millions)                  2007          2006    % Change
---------------------------------------   ----------    -----------   ----------
      ADVO(1)                             $     23.7    $     (1.2)          n/a
      Neighborhood Targeted(2)            $     19.8    $     12.6        57.1%
      Free-standing Insert                $      3.7    $     12.5       (70.4%)
      International & Services            $      2.9    $     (2.2)          n/a
      Household Targeted                  $     (1.1)   $      0.2      (650.0%)
Total Segment Profit                      $     49.0     $     21.9       123.7%

(1) Valassis acquired ADVO on March 2, 2007. Prior year results are given for comparison purposes only and are not included in our reported results.
(2) Effective Jan. 1, 2007, Neighborhood Targeted includes the Run of Press business.

*We define adjusted EBITDA as net earnings before interest and other expenses, net, income taxes, depreciation, amortization, acquisition/litigation-related expenses, stock-based compensation expense associated with SFAS No. 123R, amortization of a customer contract incentive and other non-cash charges. We define adjusted free cash flow as net earnings plus depreciation, amortization, stock-based compensation expense, acquisition/litigation-related expenses and other non-cash items, less capital expenditures. Adjusted EBITDA and adjusted free cash flow are non-GAAP financial measures commonly used by financial analysts, investors, rating agencies and other interested parties in evaluating companies, including marketing services companies. Accordingly, management believes that adjusted EBITDA and adjusted free cash flow may be useful in assessing our operating performance and our ability to meet our debt service requirements. However, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, operating income, cash flow or other income or cash flow data prepared in accordance with GAAP. Some of these limitations are:

o adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;
o although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;
o adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
o adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;
o adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes;
o adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;
o adjusted free cash flow does not represent our residual cash flow available for discretionary expenditures since we have mandatory debt service requirements and other required expenditures that are not deducted from adjusted free cash flow;
o adjusted free cash flow does not capture debt repayment and/or the receipt of proceeds from the issuance of debt; and


                                       3
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VCI 3Q07 Earnings
Page 4


o other companies, including companies in our industry, may calculate these measures differently and as the number of differences in the way two different companies calculate these measures increases, the degree of their usefulness as a comparative measure correspondingly decreases.

Because of these limitations, adjusted EBITDA and adjusted free cash flow should not be considered as measures of discretionary cash available to us to invest in the growth of our business or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP financial measures only supplementally. Further important information regarding operating results and reconciliations of these non-GAAP financial measures to the most comparable GAAP measures can be found in the "Reconciliation of Non-GAAP Measures" schedule following the financial statements accompanying this press release, which should be thoroughly reviewed.

Conference Call Information
Valassis will hold an investor call today to discuss its third-quarter results e call will simulcast on Valassis' Web site, at http://www.valassis.com, and on Valassis' Web site, at http://www.valassis.com, and replay through Nov. 19, 2007 at (800) 405-2236, pass code 11072110. This earnings release and the webcast will be archived on Valassis' Web site under "Investor."

About Valassis
Valassis is the nation's leading marketing services company, offering unique and diverse media plans with the most comprehensive product and customer portfolio in the industry. The company offers products and services including shared mail; direct mail; newspaper-delivered promotions such as inserts, sampling, polybags and on-page advertisements; in-store marketing; direct-to-door advertising and sampling; Internet-delivered marketing; loyalty marketing software; coupon and promotion clearing; promotion planning; and analytic services. We reach over 60 million households through weekly newspaper distribution and 90% of U.S. homes through shared mail distribution. The company has relationships with more than 15,000 advertisers worldwide in various industries. With global headquarters in Livonia, Michigan, the company employs approximately 7,000 associates in 29 states and nine countries and is widely recognized for its associate and corporate citizenship programs. Valassis companies include ADVO, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For additional information, visit the company Web site at http://www.valassis.com.

Safe Harbor and Forward-Looking Statements
Certain statements found in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from the Company's existing competitors; new competitors in any of the Company's businesses; a shift in customer preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in the Company's paper or postal costs; changes which affect the businesses of the Company's customers and lead to reduced sales promotion spending; challenges and costs of achieving synergies and cost savings in connection with the ADVO acquisition and integrating ADVO's operations may be greater than expected; the Company's substantial indebtedness, and its ability to incur additional indebtedness, may affect the Company's financial health; certain covenants in the Company's debt documents could adversely restrict the Company's financial and operating flexibility; fluctuations in the amount, timing, pages and weight, and kinds of advertising pieces from period to period, due to a change in the Company's customers' promotional needs, inventories and other factors; the Company's failure to attract and retain qualified personnel may affect its business and results of operations; a rise in interest rates could increase the Company's borrowing costs; the outcome of ADVO's pending shareholder lawsuits; possible governmental regulation or litigation affecting aspects of the Company's business; and general economic conditions, whether nationally or in the market areas in which the Company conducts its business, may be less favorable than expected. These and other risks and uncertainties related to the Company's business are described in greater detail in its filings with the United States Securities and Exchange Commission, including the Company's reports on Forms 10-K and 10-Q, and the foregoing information should be read in conjunction with these filings. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                               Tables to follow...


                                       4
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VCI 3Q07 Earnings
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                          VALASSIS COMMUNICATIONS, INC.
                           Consolidated Balance Sheets
                             (dollars in thousands)


Assets                                                 Sept. 30,     Dec. 31,
                                                         2007          2006
                                                     -----------    -----------

Current assets:

        Cash and cash equivalents                    $   122,378    $    52,619
        Auction-rate securities                               --        102,533
        Accounts receivable                              475,992        339,079
        Inventories                                       37,617         25,834
        Refundable income taxes                               --          3,957
        Deferred income taxes                             18,140          1,789
        Other                                             27,203         16,681
                                                     -----------    -----------

              Total current assets                       681,330        542,492

Property, plant and equipment, at cost                   498,603        262,876

        Less accumulated depreciation                   (191,348)      (153,490)
                                                     -----------    -----------

        Net property, plant and equipment                307,255        109,386

Intangible assets                                      1,214,272        208,689

        Less accumulated amortization                    (80,890)       (75,280)
                                                     -----------    -----------

        Net intangible assets                          1,133,382        133,409

Investments                                                6,799          4,899

Other assets                                              24,339         11,240
                                                     -----------    -----------

              Total assets                           $ 2,153,105    $   801,426
                                                     ===========    ===========


                           More tables to follow . . .


                                       5
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VCI 3Q07 Earnings
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                          VALASSIS COMMUNICATIONS, INC.
                     Consolidated Balance Sheets, Continued
                             (dollars in thousands)


Liabilities and Stockholders' Equity                  Sept. 30,       Dec. 31,
                                                         2007          2006
                                                     -----------    -----------

Current liabilities:

        Current portion, long-term debt              $    30,900    $        --
        Accounts payable and accruals                    406,188        312,962
        Income taxes payable                               4,663             --
        Progress billings                                 49,340         49,258

                                                     -----------    -----------

              Total current liabilities                  491,091        362,220


Long-term debt                                         1,306,107        259,931
Other liabilities                                         17,696          8,195
Deferred income taxes                                    136,559          3,506

Stockholders' equity:

        Common stock                                         634            633
        Additional paid-in capital                        49,551         44,225
        Retained earnings                                671,713        638,209
        Treasury stock                                  (520,227)      (520,227)
        Accumulated other
                comprehensive gain                           (19)         4,734
                                                     -----------    -----------

              Total stockholders' equity                 201,652        167,574
                                                     -----------    -----------

Total liabilities and stockholders' equity           $ 2,153,105    $   801,426
                                                     -----------    -----------


                           More tables to follow . . .


                                       6
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VCI 3Q07 Earnings
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                          VALASSIS COMMUNICATIONS, INC.
                      Consolidated Statements of Operations
                  (dollars in thousands, except per share data)

                                                      Quarter Ended     Quarter Ended
                                                         Sept. 30,         Sept. 30,              %
                                                           2007              2006              Change
                                                     ---------------    ---------------    ---------------
Revenue                                              $       607,233    $       248,883           + 144.0%

Costs and expenses:
       Costs of products sold                                459,553            187,233           + 145.4%
       Selling, general and administrative                    96,327             38,454           + 150.5%
       Amortization                                            2,389                139          + 1618.7%

                                                     ---------------    ---------------    ---------------
           Total costs and expenses                          558,269            225,826           + 147.2%

Operating income                                              48,964             23,057           + 112.4%

Other expenses and income:
       Interest expense                                       24,575             15,861            + 54.9%
       Other (income) and expenses                            (2,032)            (2,575)            - 21.1
                                                     ---------------    ---------------    ---------------
           Total other expenses and (income)                  22,543             13,286            + 69.7%

Earnings before income taxes                                  26,421              9,771           + 170.4%

Income taxes                                                   9,978              3,149           + 216.9%
                                                     ---------------    ---------------    ---------------


Net earnings                                         $        16,443    $         6,622           + 148.3%
                                                     ---------------    ---------------    ---------------

Net earnings per common share, diluted               $          0.34    $          0.14           + 142.9%

Weighted average shares outstanding, diluted                  47,913             47,807             + 0.2%


Supplementary Data
       Amortization                                  $         2,389    $           139
       Depreciation                                           16,418              3,486
       Capital expenditures                                    7,899              4,025


                           More tables to follow . . .


                                       7
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VCI 3Q07 Earnings
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                          VALASSIS COMMUNICATIONS, INC.
                      Consolidated Statements of Operations
                  (dollars in thousands, except per share data)

                                                      Nine Months    Nine Months
                                                         Ended          Ended
                                                       Sept. 30,      Sept. 30,            %
                                                         2007           2006            Change
                                                     ------------    ------------    ------------

Revenue                                              $  1,580,684    $    757,121        + 108.8%

Costs and expenses:
       Costs of products sold                           1,211,392         570,474        + 112.3%
       Selling, general and administrative                247,217         101,709        + 143.1%
       Amortization                                         5,609             417       + 1245.1%

                                                     ------------    ------------    ------------
           Total costs and expenses                     1,464,218         672,600        + 117.7%

Operating income                                          116,466          84,521         + 37.8%

Other expenses and income:
       Interest expense                                    60,422          20,932        + 188.7%
       Other (income) and expenses                         (5,695)         (4,657)        + 22.3%
                                                     ------------    ------------    ------------
           Total other expenses and (income)               54,727          16,275        + 236.3%

Earnings before income taxes                               61,739          68,246           - 9.5

Income taxes                                               24,287          23,878          + 1.7%
                                                     ------------    ------------    ------------


Net earnings                                         $     37,452    $     44,368          - 15.6
                                                     ------------    ------------    ------------

Net earnings per common share, diluted               $       0.78    $       0.93          - 16.1

Weighted average shares outstanding, diluted               47,903          47,779          + 0.3%


Supplementary Data
       Amortization                                  $      5,609    $        417
       Depreciation                                        38,479          10,567
       Capital expenditures                                20,124           8,411


                          More tables to follow . . .


                                       8
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VCI 3Q07 Earnings
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                          VALASSIS COMMUNICATIONS, INC.
                       Reconciliation of Non-GAAP Measures
                        Quarter Ended September 30, 2007
                             (dollars in thousands)

Reconciliation of Net Earnings to Adjusted EBITDA and Cash Flow from Operations

                                                    Three Months    Three Months
                                                       Ended           Ended
                                                      Sept. 30,       Sept. 30,
                                                        2007            2006
                                                    ------------    ------------
Net Earnings - GAAP                                 $     16,443
                                                    ============

   plus:    Income taxes                                   9,978
            Interest and other expense, net               22,543
            Depreciation and amortization                 18,807
                                                    ------------

EBITDA                                              $     67,771

            Acquisition/litigation-related
                expenses                                      --
            Stock-based compensation
                expense (SFAS No. 123R)                    1,768
            Amortization of customer
                contract incentive                         1,215
            Asset write-off charge                           503
            Restructuring costs                              263

                                                    ------------    ------------
Adjusted EBITDA                                     $     71,520    $ 50,600 (1)
                                                    ------------    ------------

            Interest and other expense, net              (22,543)
            Income taxes                                  (9,978)
            Restructuring costs                             (263)
            Changes in operating assets
                and liabilities                          (18,010)

                                                    ------------
Cash Flow from Operations                           $     20,726
                                                    ============


Reconciliation of Net Earnings to Adjusted Free Cash Flow
                                                                  Three Months
                                                                     Ended
                                                                   Sept. 30,
                                                                     2007
                                                                ---------------
Net Earnings                                                    $        16,443

            Depreciation                                                 16,418
            Amortization                                                  2,389
            Stock-based compensation expense (SFAS No. 123R)              1,768
            Amortization of customer contract incentive                   1,215
            Asset write-off charge                                          503
            Capital expenditures                                         (7,899)

                                                                ---------------
Adjusted Free Cash Flow                                         $        30,837
                                                                ===============


(1) Represents agreed upon adjusted EBITDA amount with the lenders under our senior secured credit facility, as set forth in our credit agreement, dated March 2, 2007, which is included as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 8, 2007.

                                       ###


                                       9